Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 16, 2008, relating to the consolidated financial statements and financial statement schedule of BGC Partners, Inc. for the year ended December 31, 2007, appearing in the Annual Report on Form 10-K of BGC Partners, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

June 30, 2010